Exhibit 99.1

Contact:
Erin Nolan Smith
Axeda Systems Inc.
+1 508-851-1251
ir@axeda.com


               Axeda Systems Inc. Completes $4.5 Million Financing
                                with Laurus Funds


MANSFIELD, MA - October 12, 2004 - Axeda Systems Inc. (Nasdaq: XEDA), the world's leading provider of device relationship management (DRM) enterprise software and services, announced today that it has completed a private placement transaction for the sale of a $4,500,000 newly issued convertible note to Laurus Master Fund, Ltd. ("Laurus Funds"). Axeda anticipates that the transaction will result in net proceeds to the company of approximately $4 million, after deducting the estimated offering costs and fees. Axeda intends to use the net proceeds for working capital and general corporate purposes. The details of the transaction will be available in the Company's 8-K filing.

"The incremental capital is a testament to Axeda's role in leading the emerging DRM market place and will be instrumental in our growth and customer success," said Robert M. Russell Jr., chairman and chief executive officer, Axeda Systems. "We are very pleased to add an investor of the caliber of the Laurus Funds to the ranks of our shareholders. The transaction structure provides for issuance of our shares at a premium to current market price and has provided us with additional balance sheet strength to extend upon our leadership position."

Under the terms of the Agreement, Laurus Funds, an active investor in growing, small and micro-capitalization companies, purchased a three year note, the principal amount of which is convertible into 9,375,000 shares of Axeda common stock, at a price of $0.48 per share. The notes carry an interest rate equal to the prime rate plus 2% per annum. Laurus also received five-year warrants to purchase up to 2,500,000 shares of common stock at an exercise price of $0.53 per share.

The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration. Axeda has agreed to file, no later than 30 days after the closing, a registration statement providing for the resale of the shares issuable upon conversion of the notes and the shares underlying the warrants issued at closing.

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This press release does not constitute an offer to sell nor the  solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


About Axeda
The Company's flagship product, the Axeda(R) DRM system helps manufacturing and service organizations increase revenue while lowering costs, by proactively monitoring and managing devices deployed at customer sites around the world. Axeda DRM is a highly scalable, field-proven, and comprehensive remote management solution that leverages its patented Firewall-Friendly(TM) technology to enable Machine-to-Machine (M2M) communication by utilizing the public Internet. Axeda customers include Global 2000 companies in many markets including Medical Instrument, Enterprise Technology, Office and Print Production Systems, and Industrial and Building Automation industries. Axeda has sales and service offices in the U.S., Europe, and Japan, and distribution partners worldwide. More information about Axeda is available at www.axeda.com.


(C)2004 Axeda Systems. All rights reserved. Axeda, Axeda Systems, Axeda DRM, Axeda Device Relationship Management System, Axeda Agents, Axeda Applications, Axeda Policy Manager, Axeda Enterprise, Axeda Access, Axeda Software Management, Axeda Service, Axeda Usage, Automatic eCommerce, Firewall-Friendly, and Access. Insight. In Real Time. are trademarks of Axeda Systems. All other trademarks are either property of Axeda Systems or property of their respective owners.


This press release may contain certain forward-looking statements that relate to Axeda's future performance. These forward-looking statements include, but are not limited to, those regarding Axeda's products and markets, and may include implied statements concerning market acceptance of Axeda's products and its growing leadership role in the DRM market. Such statements are subject to a number of risks and uncertainties that may cause the actual events or future results to differ from those discussed herein. Such factors include, among others: the difficulty of protecting and enforcing proprietary rights including but not limited to patent rights; the potential that Axeda may not be successful in enforcing its intellectual property rights; Axeda's ability to manage technological change and respond to evolving industry standards, including the potential that new technology not protected by Axeda's patent could be developed and patented by others; Axeda's customers' ability to implement or integrate Axeda's DRM solutions successfully and in a timely fashion or achieve benefits attributable to Axeda's DRM solutions; our ability to maintain compliance with the minimum listing requirements of The Nasdaq SmallCap Market, including but not limited to the requirement that the Company maintain a minimum $1.00 bid price as the Company's shares are currently trading below $1.00; uncertainties in the market for DRM products and the potential for growth in the DRM market; the long sales cycle for DRM products; limited distribution channels; present and future competition; and Investors are advised to read Axeda's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Factors Affecting Operating Results" and "Risk Factors" for a more complete discussion of these and other risks and uncertainties. Axeda assumes no obligation to update the forward-looking information contained in this press release.


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